                                                                      Exhibit 12
                            WMX TECHNOLOGIES, INC.

                      Ratio of Earnings to Fixed Charges
                                  (Unaudited)

                      (millions of dollars, except ratio)


Year Ended December 31,
                                        ------------------------------------------------------------------------
                                        1992/(1)/     1993/(2)(3)/   1994/(3)/      1995/(3)(4)/    1996/(3)(5)/
                                        ----          ----           ----           ----            ----
Income From Continuing Operations
  Before Income Taxes,
  Undistributed Earnings from
  Affiliated Companies, Minority
  Interest, and Cumulative Effect of
  Accounting Changes..................  $   1,555.2   $    778.4     $   1,373.7    $    1,185.3    $   1,066.2
Interest Expense......................        311.0        387.1           438.0           503.1          449.1
Capitalized Interest..................        (87.9)      (100.6)         (104.5)          (81.5)         (73.4)
One-Third of Rents Payable
  in the Next Year....................         44.7         48.5            53.9            56.8           51.4


Income From Continuing Operations
  Before Income Taxes,
  Undistributed Earnings from
  Affiliated Companies, Minority
  Interest, Cumulative Effect of
  Accounting Changes, Interest and
  One-Third of Rents..................  $   1,823.0   $  1,113.4     $   1,761.1    $    1,663.7    $   1,493.3
                                        ===========   ==========     ===========    ============    ===========

Interest Expense......................  $     311.0   $    387.1     $     438.0    $      503.1    $     449.1
One-Third of Rents Payable in the
  Next Year...........................         44.7         48.5            53.9            56.8           51.4
                                        -----------   ----------     -----------    ------------    -----------

Interest Expense plus One-Third
  of Rents............................  $     355.7   $    435.6     $     491.9    $      559.9    $     500.5
                                        ===========   ==========     ===========    ============    ===========

Ratio of Earnings to Fixed
  Charges.............................  5.13 to 1     2.56 to 1      3.58 to 1      2.97 to 1       2.98 to 1

____________

/(1)/ The results for 1992 include a non-taxable gain ($240.0 million before minority interest) resulting from the initial public offering of Waste Management International plc ("WM International") and special charges ($219.9 million before tax and minority interest). The results for 1992 exclude the cumulative effect of accounting changes ($71.1 million after tax and minority interest) related to the adoption of Statements of Financial Accounting Standards Nos. 106 and 109.

/(2)/ The results for 1993 include a non-taxable gain ($15.1 million before minority interest) relating to the issuance of shares by Rust International Inc. ("Rust") as well as a special asset revaluation and restructuring charge ($550.0 million before tax and minority interest) related primarily to a revaluation of Chemical Waste Management, Inc.'s ("CWM") thermal treatment business.

/(3)/ In 1995, the Rust Board of Directors approved a plan to sell or otherwise discontinue Rust's process engineering, construction, specialty contracting and similar lines of business. During 1996, the sale of the industrial process engineering and construction business, based in Birmingham, Alabama, was completed. In 1996, Wheelabrator Technologies Inc. ("WTI") sold its water process systems and equipment manufacturing businesses, and Rust sold its industrial scaffolding business. WTI entered into an agreement to sell its water and wastewater facility operations and privatization business and Rust began implementing plans to exit its remaining domestic and international engineering and consulting business. CWM is also exiting its fuel business.

/(4)/ The results for 1995 include a special charge ($140.6 million before tax) recorded by CWM, primarily to write off its investment in facilities and technologies that it abandoned because they do not meet customer service or performance objectives, and a special charge ($194.6 million before tax and minority interest) recorded by WM International relating to actions it is taking to sell or otherwise dispose of non-core businesses and investments, as well as core businesses and investments in low potential markets, abandon certain hazardous waste treatment and processing technologies and streamline its country management organization.

Accordingly, these businesses have been segregated as discontinued operations in the financial statements since 1993. It is not practical to restate periods prior to the formation of Rust on January 1, 1993, for the discontinued operations.

/(5)/ The results for 1996 include special charges ($107.9 million before minority interest) related to WM International's sale of its investment in Wessex Water Plc and a charge ($169.5 million before minority interest) to revalue its investments in France, Austria and Spain in contemplation of exiting all or part of these markets or forming joint ventures and to write off an investment in a hazardous waste disposal facility. Also in 1996, Waste Management, Inc. and CWM recorded special charges ($255.0 million before tax) for reengineering their finance and administrative functions and increasing reserves for certain litigation.

/(6)/  Certain amounts have been restated to conform to 1996 classifications.